SUB-ITEM 77M

The MFS Value Portfolio Fund (the Fund), a series of MFS Variable Insurance Trust II, acquired all of the assets of the MFS Strategic Value Portfolio (the acquired fund), a series of MFS Variable Insurance Trust II. The circumstances and details of this transaction are described in the Trusts Registration Statement on Form N-14 on behalf of the Fund (File No. 333-157868), as filed with the Securities and Exchange Commission via EDGAR on March 12, 2009, under Rule 488 under the Securities Act of 1933. Such description is incorporated herein by reference.

The acquired fund has ceased to be an investment company as defined in the Investment Company Act of 1940.